Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Morgan K. O’Brien, Maureen L. Hogel and Mark E. Kaplan, and each of them severally, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to any and all Registration Statements of Duquesne Light Holdings, Inc., outstanding as of the date set forth opposite such person’s signature, and to file the same with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

/s/ Pritam M. Advani Pritam M. Advani	May 15, 2007 Date

/s/ Doreen E. Boyce Doreen E. Boyce	May 7, 2007 Date

/s/ Robert P. Bozzone Robert P. Bozzone	May 11, 2007 Date

/s/ Charles C. Cohen Charles C. Cohen	May 7, 2007 Date

/s/ Sigo Falk Sigo Falk	May 8, 2007 Date

/s/ Joseph C. Guyaux Joseph C. Guyaux	May 6, 2007 Date

/s/ David M. Kelly David M. Kelly	May 5, 2007 Date

/s/ Morgan K. O’Brien Morgan K. O’Brien	May 4, 2007 Date

/s/ John D. Turner John D. Turner	May 4, 2007 Date